Exhibit 10.1

SYNDICATED LOAN AGREEMENT

among

J-DEVICES CORPORATION

as Borrower

SUMITOMO MITSUI BANKING CORPORATION

as Arranger

DEVELOPMENT BANK OF JAPAN INC.

as Co-Arranger

SUMITOMO MITSUI BANKING CORPORATION

as Agent

and

SUMITOMO MITSUI BANKING CORPORATION

AND OTHER FINANCIAL INSTITUTIONS

as Lenders

dated as of July 13, 2018

Translation For Reference Only

TABLE OF CONTENTS

Chapter 1 Definitions		- 1 -

Article 1-1	(Definitions)	- 1 -

Chapter 2 Essential Loan Terms		- 5 -

Article 2-1	(Primary Loan Terms)	- 5 -

Article 2-2	(Conditions Precedent to Drawdown)	- 6 -

Article 2-3	(Terms and Conditions of Extending the Loan)	- 7 -

Chapter 3 Representations and Warranties of the Borrower		- 9 -

Article 3-1	(Representations and Warranties of the Borrower)	- 9 -

Chapter 4 Obligations of the Borrower		- 11 -

Article 4-1	(Obligations of the Borrower)	- 11 -

Chapter 5 Events of Default		- 14 -

Article 5-1	(Events of Default)	- 14 -

Chapter 6 Terms and Conditions of Payment of Obligations		- 17 -

Article 6-1	(Performance of Obligations of the Borrower)	- 17 -

Article 6-2	(Set-off)	- 18 -

Chapter 7 Terms and Conditions to Prepayment		- 20 -

Article 7-1	(Terms and Conditions to Prepayment)	- 20 -

Chapter 8 Essential Syndication Terms		- 21 -

Article 8-1	(Rights and Obligations of the Lenders)	- 21 -

Article 8-2	(Distributions to the Lenders)	- 21 -

Article 8-3	(Rights and Obligations of the Agent)	- 23 -

Article 8-4	(Resignation and Dismissal of the Agent)	- 25 -

Article 8-5	(Decisions of Majority Lenders)	- 26 -

Article 8-6	(Collection from a Third Party)	- 26 -

Article 8-7	(Exercise of Blanket Security Interest (ne-tampoken))	- 27 -

Article 8-8	(Adjustments among the Lenders)	- 28 -

Article 8-9	(Assignment of Position)	- 29 -

Article 8-10	(Assignment of Loan Claim)	- 29 -

Article 8-11	Money Lending Business Act	- 30 -

Article 8-12	(Miscellaneous)	- 31 -

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

Translation For Reference Only

Schedule 1	Contact Details of Parties, Initial Loan Drawdown Amounts of Lenders, and Method of Notices

Schedule 2	Principal/Interest Payment Chart

Schedule 3	Form of the Guarantee

Schedule 4	Form of Certificate

Schedule 5	Exclusion of Antisocial Forces

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

Translation For Reference Only

SYNDICATED LOAN AGREEMENT

This Agreement is made as of July 13, 2018, among J-DEVICES CORPORATION, as the borrower (the “Borrower”) and the financial institutions set out in the lenders column of Schedule 1 as the lenders (the ”Lenders”, each a “Lender”), and the Sumitomo Mitsui Banking Corporation, as the agent (the “Agent”), as follows:

Chapter 1 Definitions

Article 1-1	(Definitions)

The following terms shall, except where the context clearly indicates otherwise, have the meanings given below in this Agreement.

1	“Business Day”	means a day other than a day on which banks are closed in Japan.

2	“Lending Obligation”	means the obligation of a Lender to make an Individual Loan to the Borrower on the Drawdown Date subject to the conditions precedent for the drawdown set forth herein have been fulfilled.

3	“Loan Disruption Event”	means (i) a situation where Yen denominated loan transactions cannot generally be made by banks in the Tokyo interbank market, etc., or (ii) a situation where, due to a natural disaster, an outbreak of war or a terrorist attack, an interruption or difficulty in the electrical, communications or various settlement systems, and any other event not attributable to the Lenders, the drawdown of a loan by all or a part of the Lenders becomes impossible, and the Majority Lenders and/or the Agent shall reasonably determine the occurrence and resolution of such event.

4.	“Borrower’s Parent Company”	means Amkor Technology Holding B.V., a direct parent company of the Borrower, organized and existing under the laws of Netherlands with its principal office at Prins Bernhardplein 200 1097 JB Amsterdam The Netherlands.

5	“Taxes and Public Charges”	means income taxes, corporate taxes, and other taxes and all public taxes and/or public charges which may be imposed in Japan.

6	“Individual Loan”	means a loan made by each Lender under this Agreement.

7	“Individual Loan Drawdown Amount”	means the amount of money advanced by a Lender to the Borrower in respect of an Individual Loan.

8	“Outstanding Individual Loan Amount”	means the principal, interest, default interest, and Break Funding Cost relating to an Individual Loan and any other amount for which the Borrower bears a payment obligation with respect to such Individual Loan.

9	“Participation Ratio”	means, before the drawdown, the Individual Loan Drawdown Amount of a Lender as a percentage of the aggregate of the

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

Translation For Reference Only

Individual Loan Drawdown Amounts, and after the drawdown, the principal portion of the Outstanding Individual Loan Amount of a Lender as a percentage of the total principal portion of the Outstanding Individual Loan Amount.

10	“Due Time for Payment”	means noon on each Payment Date in the case where such Payment Date is specified in this Agreement.

11	“Sanctioned Country”	means a country or territory that is or whose government is subject to a U.S. sanctions program that broadly prohibits dealings with that country, territory or government.

12	“Sanctioned Person”	means, at any time, any person (i) that is listed on the Specially Designated Nationals and Blocked Persons list or the Consolidated Sanctions list maintained by OFAC, or any similar list maintained by OFAC, the U.S. Department of State, the European Union, any European Union member state or the United Nations Security Council; (ii) that is owned or controlled, directly or indirectly, for over fifty-percent (50%) in the aggregate by one or more persons described in clause (i) above; (iii) that is operating, organized or resident in a Sanctioned Country or (iv) with whom engaging in trade, business or other activities is otherwise prohibited or restricted by Sanctions Laws.

13	“Sanctions Laws”	means the laws, regulations, rules and executive orders promulgated or administered to implement economic sanctions or anti-terrorism programs by (i) any U.S. Governmental Authority (including, without limitation, OFAC), including U.S. Executive Order 13224, the PATRIOT Act, the U.S. Trading with the Enemy Act, the U.S. International Emergency Economic Powers Act and the laws, regulations, rules and/or executive orders relating to restrictive measures against Iran; (ii) the European Union in pursuit of the Common Foreign and Security Policy objectives set out in the Treaty on European Union; (iii) the United Nations Security Council or any other legislative body of the United Nations; (iv) the United Kingdom; (v) Japan; and (vi) any jurisdiction in which the Borrower or any of its Subsidiaries operates or in which the proceeds of the loan will be used or from which payments of the obligations under this Agreement or related loan documents will be derived.

14	“Break Funding Cost”	means the amount to be settled in the case where the principal is repaid or set off before the Principal Payment Date for the principal of an Individual Loan, and the Reinvestment Rate falls below the Base Rate, calculated as the principal amount with respect to which such payment or set-off was made multiplied by the difference between the Reinvestment Rate and the Base Rate, and the actual number of days of the Remaining Period. “Remaining Period” means the period commencing on (and including) the day the payment or set-off was made and ending on (and including) the Maturity Date, and the “Reinvestment Rate” means the interest rate reasonably determined by the Lenders as the interest rate to be applied on the assumption that

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

Translation For Reference Only

the prepaid or off-set principal amount will be reinvested in the Tokyo interbank market, etc. during the Remaining Period. The calculation method for such Break Funding Cost shall be on a per day basis, inclusive of the first day and exclusive of the last day, wherein divisions shall be done at the end of the calculation, and fractions less than one Yen (¥1) shall be rounded down.

15	“Damages, Etc.”	means damages, losses and expenses (including, without limitation, any reasonable costs incurred in order not to suffer from damages or losses, costs incurred to recover reasonable costs, damages or losses, and reasonable attorney’s fees).

16	“Majority Lenders”	means one or more Lenders whose Participation Ratio(s) amount to fifty percent (50%) or more in total as of the Intention Clarification Time. “Intention Clarification Time” means, in the case where any Lender determines that an event requiring instructions by the Majority Lenders has occurred, the point in time when the Agent receives a notice of a request for intention clarification of the Majority Lenders under this Agreement from the relevant Lender, and in the case where the Agent determines it necessary to clarify the intention of the Majority Lenders, the point in time when the Agent gives notice to such effect.

17	“Temporary Advance Cost”	means, in the case where the Agent makes a Temporary Advance, the amount calculated as the amount of the Temporary Advance multiplied by the Funding Rate, and the actual number of days of the Temporary Advance Period. “Temporary Advance Period” means the period commencing on (and including) the date that a Temporary Advance is made and ending on (and including) the date that such Temporary Advance is repaid in full, and the “Funding Rate” means the interest rate that the Agent reasonably determines as the interest rate to fund the amount of Temporary Advance throughout the Temporary Advance Period. The calculation method for such Temporary Advance Cost shall be on a per day basis, inclusive of the first day and exclusive of the last day with divisions done at the end of the calculation, and fractions less than one Yen (¥1) shall be rounded down.

18	“Temporary Advance”	means, with respect to a payment by the Borrower on a Payment Date, the act of payment by the Agent to the Lenders of an amount equivalent to the amount to be distributed to the Lenders pursuant to this Agreement before the completion of the payment from the Borrower.

19	“Non-Bank Lender”	means, any Lender who comes under the definition of money lender under paragraph 2 of article 2 of the Money Lending Business Act; provided however that if any person has been assigned a claim under this Agreement, and if some or all the provisions of the Money Lending Business Act will be applicable to such person in relation to such claim, such person shall be deemed to be a Non-Bank Lender under this Agreement in relation to such claim even if such person does not come under the definition of money lender under paragraph 2 of article 2 of the Money Lending Business Act.

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

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20	“Anti-Corruption Laws”	means the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and the rules and regulations promulgated thereunder, and all other laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries concerning or relating to bribery or corruption.

21	“Payment Date”	means, with respect to a principal payment relating to an Individual Loan, the Principal Payment Date, with respect to a payment of interest, the Interest Payment Date, and with respect to any other amount that is payable under this Agreement, the day specified as a day on which the payment of such amount shall be made pursuant to this Agreement.

22	“Laws and Ordinances”	means the treaties, laws, ordinances, cabinet ordinances, ministerial ordinances, rules, announcements, judgments, decisions, arbitral awards, directives, and policies of relevant authorities, which apply to this Agreement, the transactions under this Agreement, and/or the parties to this Agreement.

23	“Reports, Etc.”	means financial reports as set forth in the Companies Act to be prepared by the Borrower (balance sheets, profit and loss statement, statement of change of shareholders’ equity, separate notes) and business reports and schedules thereto.

24	“Guarantee”	means a guarantee by the Guarantor in the form of Schedule 3 under which the Guarantor guarantees the payment obligations of the Borrower to the Lenders under this Agreement.

25	“Guarantor”	means Amkor Technology, Inc., an indirect parent corporation of the Borrower and duly organized and existing under the laws of the State of Delaware, the United States of America, with its headquarters at 2045 East Innovation Circle, Tempe, AZ 85284, the United States of America.

26	“Anti-Money Laundering Laws”	means the PATRIOT Act, the U.S. Money Laundering Control Act of 1986, the U.S. Bank Secrecy Act, and the rules and regulations promulgated thereunder, and corresponding laws of the jurisdictions in which the Borrower or any of its Subsidiaries operates or in which the proceeds of the loan will be used.

27	“OFAC”	means the U.S. Department of the Treasury Office of Foreign Assets Control.

28	“PATRIOT Act”	means the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub.L.107-56 (signed into law October 26, 2001)).

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J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

Translation For Reference Only

Chapter 2 Essential Loan Terms

Article 2-1	(Primary Loan Terms)

Each Lender shall make an Individual Loan to the Borrower under the following terms (in this Agreement, each of the terms mentioned below have the meaning assigned to such terms below, unless context clearly indicates otherwise).

Aggregate of Individual Loan Drawdown Amount	Twenty-Six Billion Yen (¥26,000,000,000) The Individual Loan Drawdown Amount for each Lender shall be as set out in Schedule 1.

Drawdown Date	July 18, 2018

Maturity Date	July 18, 2023

Purpose of funds	Funds for its business (including funds for onlending and for payment of dividend to the Borrower’s Parent Company). Neither the Agent nor the Lenders shall have obligation to confirm that the Borrower spends such funds procured by the loan in accordance with such Purpose of funds.

Principal Payment Date	Each date set out in the “Principal Payment Date” column of the “Principal/Interest Payment Date Chart” in Schedule 2.

Method of payment of principal	Payment on each of the Principal Payment Dates of Aggregate of Individual Loan Drawdown Amount multiplied by the Principal Payment Ratio (as set out in Schedule 2) for the relevant Principal Payment Date.

Prepayment	As separately provided in this Agreement.

Interest Period	The calculation period for interest to be paid on each Interest Payment Date. The interest calculation period for the interest to be paid on the first Interest Payment Date (the “First Interest Period”; the same shall apply to the second and following periods) shall be the period from (and including) the Drawdown Date to (and including) the first Interest Payment Date. The second and following interest periods shall be from (and including) the last day of the preceding Interest Period to (and including) the succeeding Interest Payment Date.

Base Rate	The rate calculated by adding (a) the Yen-Yen swap offered rate corresponding to five (5) years published on the Reuters Screen Page 9154 at 10:00 a.m. two (2) Business Days prior to the Drawdown Date to (b) the T/L spread (T/L SRD ACT360VS6M) offered rate corresponding to five (5) years published on the same page and multiplied by 365/360 (the fraction less than one - one hundred thousandth (0.00001) shall be rounded down); provided, however, that in the case the rate determined by the method described above is below zero (0), the rate shall be zero (0).

Spread	One percent (1.00%) per annum

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

Translation For Reference Only

Applicable Interest Rate	The rate that is the sum of the Base Rate and the Spread.

Interest Payment Date	Each date set out in the “Interest Payment Date” column of the “Principal/ Interest Payment Chart” in Schedule 2.

Method of calculation of interest	Interest shall be paid on the Interest Payment Date for the relevant Interest Period calculated on the principal amount of the Outstanding Individual Loan Amount for each Interest Period multiplied by the Applicable Interest Rate and actual number of days of the Interest Period (inclusive of first day and exclusive of last day) on a per day basis for each Lender (with divisions done at the end of the calculation and fractions less than one Yen (¥1) rounded down). Where a per day calculation is to be undertaken, calculation shall be done on the basis of a year of three hundred sixty five (365) days.

Base day count fraction	In the case where a per day calculation is to be undertaken under this Agreement, calculation shall be done on the basis of a year of three hundred and sixty-five (365) days, except as otherwise provided in this Agreement.

Handling of holidays	In the case where a Payment Date for principal and interest will fall on a day other than a Business Day, the succeeding Business Day shall be the Payment Date, but if such succeeding Business Day would fall in the succeeding calendar month, then the immediately preceding Business Day shall be the Payment Date.

Syndicate Account	The ordinary deposit account of the Borrower with Sumitomo Mitsui Banking Corporation [ ] Branch (Account No.: [ ], Account Holder: J-Devices Corporation) or such other account as agreed by the Borrower and the Agent.

Article 2-2	(Conditions Precedent to Drawdown)

A drawdown shall be subject to each of the following conditions precedent (any of the conditions precedent may be waived by all the Lenders as of the time of drawdown):

(i)	no Loan Disruption Event has occurred;

(ii)	the matters represented and warranted by the Borrower in this Agreement are all true and correct in all material respects;

(iii)	the Borrower is not in violation of any provision of this Agreement and no such violation is threatened to occur after the Drawdown Date;

(iv)	the Borrower has submitted all the following documents to the Agent:

(a)	a certificate of seal (inkan shoumeisho) of the representative of the Borrower who affixes his/her name and seal to this Agreement (one issued within three (3) months prior to the day of receipt and valid as of the date of execution of this Agreement);

(b)	a certificate of current commercial registration (genzai jikou shoumeisho) or qualification cerfiticate (shikaku shoumeisho) (one issued within three (3) months prior to the day of receipt and valid as of the date of execution of this Agreement);

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

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(c)	a report of a seal or a signature in the form designated by the Agent;

(d)	a certificate prepared by the Borrower substantially in the form of Schedule 4 certifying the due completion of all the internal procedures required for the execution of this Agreement and the borrowing under this Agreement to the Lender; and

(e)	the articles of incorporation of the Borrower (certified to be a copy of the original);

(v)	the Guarantor has submitted the most recent version of all the following documents to the Agent:

(a)	a copy of the certificate of incorporation of the Guarantor (certified to be a copy of the original by the Borrower or the Guarantor);

(b)	a copy of the certificate of good standing of the Guarantor in the State of Delaware, the United States of America (original or certified to be a copy of the original by the Borrower or the Guarantor);

(c)	a copy of the secretary’s certificate of the Guarantor certifying (A) the incumbency and signature of the person who signs the Guarantee on behalf of the Guarantor and (B) that internal procedure necessary for the Guarantor to issue the Guarantee has been made; and

(d)	a valid Guarantee;

(vi)	the Borrower has submitted all the following documents (“Documents for Confirming the Purpose of Funds”) to the Agent on or before three (3) Business Days prior to the Drawdown Date:

(a)	a copy of the loan agreement by and between the Borrower as lender and the Borrower’s Parent Company as borrower; and

(b)	a copy of documents certifying that it is internally determined that the Borrower will pay a dividend to the Borrower’s Parent Company.

Article 2-3	(Terms and Conditions of Extending the Loan)

(1)	On the condition that all conditions precedent for the drawdown set forth herein have been fulfilled as of the Drawdown Date (whether or not a notice of non-lending has been issued under Paragraph (4) of this Article), each Lender shall extend its Individual Loan. Whether the conditions precedent are fulfilled or not shall be reasonably judged by each Lender, and neither the other Lenders nor the Agent shall be responsible for the judgment made by such Lender and non-lending by such Lender.

(2)	If all conditions precedent for the drawdown have been fulfilled as of the Drawdown Date, each Lender shall deposit the Individual Loan Drawdown Amount to the Syndicate Account on the Drawdown Date. The Individual Loan of the relevant Lender shall be deemed to be made as of the time of the deposit of such amount to the Syndicate Account.

(3)	In the case where a loan is extended under the preceding Paragraph, the Borrower shall promptly send a receipt setting out the amount of the loan and the details of the Individual Loan to the Agent. The Agent shall, when it receives such receipt, promptly deliver a copy to the Lender extending the Individual Loan. The Agent shall retain the original of the receipt on behalf of the Lender until the payment of the full amount of the Outstanding Individual Loan Amount for the Individual Loan.

(4)

A Lender that has decided not to advance an Individual Loan for the reason that all or a part of the conditions precedent for the drawdown have not been fulfilled (the “Non-lending Lender”) may notify the Agent, the Borrower, and all other Lenders of the non-lending with

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

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the reason therefor; provided that, in the case where such Individual Loan is not made even though all conditions precedent are fulfilled, the Non-lending Lender shall not be excused of liability for failure to perform the Lending Obligation.

(5)	In the case where Damages, Etc. are incurred by the Non-lending Lender and/or the Agent as a result of the Non-lending Lender not being able to advance an Individual Loan for a reason attributable to the Borrower, the Borrower shall bear such Damages, Etc.; provided that this shall not apply in the case where the non-lending of the Individual Loan is attributable to a violation of the Lending Obligation by the Non-lending Lender.

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J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

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Chapter 3 Representations and Warranties of the Borrower

Article 3-1	(Representations and Warranties of the Borrower)

The Borrower represents and warrants to the Lenders and the Agent that each of the following matters is true and correct as of the execution date of this Agreement and the Drawdown Date. If it is found out that any of the representations and warranties is not true at any later date, then the Borrower will immediately notify the Lenders and the Agent of such effect in writing and bear any and all Damages, Etc. incurred by the Lenders or the Agent arising therefrom:

(i)	the Borrower is a stock company (kabushiki-kaisha) duly incorporated and validly existing under the laws of Japan;

(ii)	the Borrower falls under none of the provisions stipulated from (a) to (i) in Schedule 5 (i) and has none of relationships stipulated from (a) to (e) in Schedule 5 (ii).

(iii)	the Borrower has all necessary and complete legal power and right to execute and perform this Agreement, and the execution and performance of this Agreement, and the transactions hereunder, are within the corporate purposes of the Borrower, and the Borrower has duly completed all procedures necessary therefor under the Laws and Ordinances, the Articles of Incorporation and other internal company rules of the Borrower;

(iv)	the execution and performance of this Agreement, and the transactions hereunder, do not violate (a) any Laws and Ordinances which bind the Borrower, (b) the Articles of Incorporation and other internal company rules of the Borrower, and (c) any third-party contract to which the Borrower is a party or which binds the Borrower;

(v)	the person who signed or attached his/her name and seal to this Agreement on behalf of the Borrower is authorized to sign or attach his/her name and seal to this Agreement as the representative of the Borrower by all procedures necessary pursuant to the Laws and Ordinances, the Articles of Incorporation or other internal company rules of the Borrower;

(vi)	this Agreement constitutes legal, valid and binding obligations of the Borrower, and is enforceable against it in accordance with its terms;

(vii)	the Reports, Etc. set forth in the Companies Act prepared by the Borrower are, in any material respect, accurately and duly prepared in accordance with the accounting principles which are generally accepted as fair and appropriate in Japan and properly represents the status of the Borrower’s assets and liabilities, financial conditions and states of profit and loss as of the date of the preparation with an opinion of appropriateness after the audit of an audit corporation;

(viii)	from the settlement of accounts for the fiscal year ending the last day of December, 2017, there has been no material change which does or to an appreciable extent likely to do materially worsen the business, assets, or financial condition of the Borrower from that described in the Reports, Etc. of that fiscal year and which materially affects or to an appreciable extent likely to materially affect the performance by the Borrower of its obligations under this Agreement;

(ix)	no lawsuit, arbitration, administrative procedure, or any other dispute has commenced or is likely to commence with respect to the Borrower which causes or to an appreciable extent likely to materially cause material adverse effects on the performance of its obligations under this Agreement;

(x)	no Event of Default has arisen or is likely to arise to an appreciable extent;

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

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(xi)	the Documents for Confirming the Purpose of Funds submitted by the Borrower to the Agent are true and accurate;

(xii)	neither the Borrower nor, to its knowledge, any director or any other officer or agent acting on its behalf (a) is a Sanctioned Person, (b) has any business affiliation or commercial dealings with, or investments in, any Sanctioned Country or Sanctioned Person or (c) is the subject of any action or investigation under any Sanctions Laws or Anti-Money Laundering Laws;

(xiii)	neither the Borrower nor, to its knowledge, any director or any other officer or agent acting on its behalf has taken any action, directly or indirectly, that would result in a violation by such persons of Anti-Corruption Laws; and it has instituted and maintains policies and procedures designed to ensure continued compliance therewith; and

(xiv)	the Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the U.S. Investment Company Act of 1940, as amended, and is not a “covered fund” under the rules promulgated under Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

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J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

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Chapter 4 Obligations of the Borrower

Article 4-1	(Obligations of the Borrower)

(1)	The Borrower covenants to perform, at its expense and responsibility, the matters described in each of the following Items on and after the date of this Agreement, and until each of the Borrower and the Guarantor have performed its obligations under this Agreement to the Lenders and the Agent in full:

(i)	on the occurrence of any Event of Default or any Event of Default is likely to arise, it shall, within five (5) Business Days after any director or any other officer or director of Finance Dept. of the Borrower acknowledges, inform the fact thereof to the Agent and all Lenders;

(ii)	in the case where the Borrower prepares Reports, Etc., it shall submit a copy of such Reports, Etc. to the Agent and all Lenders through the Agent within four (4) months after the end of the Borrower’s fiscal year. Such Reports, Etc. shall be prepared in any material respect accurately and duly in accordance with the accounting principles which are generally accepted as fair and appropriate in Japan and properly represents the status of the Borrower’s assets and liabilities, financial conditions and states of profit and loss as of the date of the preparation with an opinion of appropriateness after the audit of an audit corporation;

(iii)	when reasonably requested by the Agent or any Lender through the Agent, the Borrower shall promptly provide the Agent and all Lenders through the Agent with a report regarding the assets, management, and business circumstances of the Borrower, and its subsidiary(ies) (with respect to subsidiary(ies) of Japanese corporations, meaning subsidiary(ies) as provided in Article 8, Paragraph 3 of the rules for the terms, forms, and method of preparation of financial statements, etc. (Rule No.59 of Finance Ministry, 1763, as amended; hereinafter the same) and with respect to subsidiary(ies) of non-Japanese corporations, meaning subsidiary(ies) as provided in its equivalent under its applicable accounting standard; it will not matter whether the Reports, Etc. of the Borrower are prepared in accordance with such rules; hereinafter the same), or provide reasonably necessary cooperation for an audit thereof;

(iv)	in the case where a material change occurs to the assets, management or business of the Borrower and its subsidiaries or likely to arise with passage of time, or if a lawsuit, arbitration, administrative procedure, or any other dispute, which will materially affect the performance of the obligations of the Borrower under this Agreement, has commenced, it shall promptly report the fact thereof to the Agent and all Lenders through the Agent; and

(v)	in the case where any representation and warranty of the Borrower made under this Agreement are discovered to be contrary to fact as of the time such representation and warranty is made, or it turns out that a situation has arisen which makes such representations and warranties to be contrary to fact as of the time such representation and warranty is made, the Borrower shall promptly report the fact thereof to the Agent and all Lenders through the Agent.

(vi)	when it pays a dividend (including capital reduction and acquisition of shares issued by itself) or makes a loan addressed to the Guarantor, it shall make an advance notice to the Agent and all Lenders through the Agent.

(2)	The Borrower shall not offer any security to secure all or any part of its obligations under this Agreement for the benefit of any Lender on and after the date of this Agreement and until the Borrower and the Guarantor have performed all of its obligations under this Agreement to the Lenders and the Agent in full, excluding the case where it sets a blanket security interest or the case where the Agent and all Lenders agreed in advance in writing.

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

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(3)	The Borrower, on and after the date of execution of this Agreement, and until the Borrower and the Guarantor have performed all of its obligations under this Agreement to the Lenders and the Agent in full, covenants to comply with the matters described in the Items below:

(i)	the Borrower shall maintain licenses and other similar permits that are necessary to conduct its main business, and continue to carry out its business in compliance with all material Laws and Ordinances;

(ii)	the Borrower shall not change its main business;

(iii)	the Borrower shall not, unless otherwise specified in Laws and Ordinances, subordinate the payment of any of its debts under this Agreement to the payment of any other unsecured debts (including any secured debts that will not be fully collected after a foreclosure sale of the security), or at least will treat them pari passu;

(iv)	except with prior written consents of the Agent and the Majority Lenders, the Borrower shall not enter into (a) any reorganization, merger, company partition, exchange or transfer of shares, assignment (including an assignment for a sale and leaseback transaction) of all or a part of its important business or assets to a third party (hereinafter collectively referred to as “Reorganization”), or (b) capital reduction, that could reasonably be expected to have a material effect on or is likely to have a material effect on the performance of its obligations under this Agreement; provided that Reorganization between the Borrower, the Guarantor or any subsidiary or affiliate (with respect to affiliate(s) of Japanese corporations, meaning affiliate(s) as provided in Article 8, Paragraph 5 of the rules for the terms, forms, and method of preparation of financial statements, etc. and with respect to affiliate(s) of non-Japanese corporations, meaning affiliate(s) as provided in its equivalent under its applicable accounting standard; hereinafter the same) of them shall be excluded;

(v)	the Borrower shall not fall under any of the provisions stipulated from (a) to (i) in Schedule 5 (1) and shall not have any relationships stipulated from (a) to (e) in Schedule 5 (2);

(vi)	the Borrower shall not commit any provisions stipulated from (a) to (e) in Schedule 5 (3) by itself or through a third party:

(vii)	the Borrower shall cause the Guarantor to maintain at any time directly or indirectly not less than fifty-one percent (51%) of the outstanding voting stock issued by the Borrower; and

(viii)	the Borrower’s Net Worth shall not be less than seven billion one hundred eleven million one hundred thirteen thousand Yen (¥7,111,113,000) as of the last day of each fiscal year ending in December 2018 or thereafter. For the purposes of this Article, the term “Net Worth” shall mean the consolidated stockholders’equity in the balance sheet of the Borrower determined in accordance with generally accepted accounting principles in Japan.

(4)	The Borrower shall promptly notify all Lenders through the Agent in writing upon receipt of any service of an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae), or attachment (sashiosae) with respect to the loan claim of an Individual Loan, together with a photocopy of such order. Furthermore, if the Borrower sends such document, it shall confirm that such document reached the Agent by telephone.

(5)	The Borrower shall not spend the proceeds of the loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, affiliate or joint venture partner, (a) to fund any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, or (b) in any other manner that would result in it or any Lender being in violation of Sanctions Laws.

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

Translation For Reference Only

(6)	The Borrower shall, and cause each of its Subsidiaries to, use commercially reasonable efforts to ensure that no funds spent to pay the obligations under this Agreement or related loan documents (a) constitute the property of, or are beneficially owned by any Sanctioned Person, (b) are derived from any transactions or business with any Sanctioned Person or Sanctioned Country, or (c) are derived from any unlawful activity, including activity in violation of Anti-Money Laundering Laws; and

(7)	The Borrower shall not spend any part of the proceeds of the loan in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of Anti-Corruption Laws. The Borrower shall maintain in effect policies and procedures designed to promote compliance by it, its Subsidiaries, and their respective directors, officers, employees, and agents with Anti-Corruption Laws.

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J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

Translation For Reference Only

Chapter 5 Events of Default

Article 5-1	(Events of Default)

(1)	If any of the events described in the Items below has occurred, all of the obligations of the Borrower under this Agreement payable to all Lenders and the Agent shall automatically become due and payable without any notice or demand by the Lenders or the Agent, and the Borrower shall immediately pay, pursuant to the provisions of this Agreement, the principal of the Individual Loan(s) and interest, and Break Funding Cost and any other amount that the Borrower owes under this Agreement. In this Agreement, the events set forth under each Item of this Paragraph and the succeeding Paragraph shall be collectively referred to as the “Events of Default”:

(i)	when there is a suspension of payments, or a petition (including a similar petition filed outside Japan) for bankruptcy (hasan), commencement of civil rehabilitation procedures (minjisaiseitetsuzuki-kaishi), commencement of corporate reorganization procedures (kaishakoseitetsuzuki-kaishi), commencement of special liquidation (tokubetsu-seisan), or commencement of any other similar legal rearrangement procedure is filed with respect to the Borrower;

(ii)	when the Borrower adopts a resolution for dissolution, or receives an order of dissolution (excluding the dissolution in association with mergers);

(iii)	when the Borrower ceases its business;

(iv)	when the Borrower becomes subject to a disposition for suspension of transactions from the clearing house, or becomes subject to disposition for suspention of transactions imposed by densai.net Co., Ltd., or to similar dispositions imposed by any other electronic monetary claim recording institution; or

(v)	when a notice of the order of provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae), or attachment (sashiosae) (including any similar procedure taken outside Japan) has been issued with respect to the deposit claims or other claims held by the Borrower against any Lender.

(2)	If any of the events described in the Items below has occurred, all of the obligations of the Borrower under this Agreement payable to all Lenders and the Agent shall become due and payable upon notice from the Agent, by request of the Majority Lenders, to the Borrower, and the Borrower shall immediately pay, pursuant to this Agreement, the principal of the Individual Loan(s) and interest, and Break Funding Cost and any other amount that it owes under this Agreement:

(i)	when the Borrower has delayed payment of its obligations under the Agreement; provided that it shall not apply to the cases (a) where such delay is due to an event similar to Loan Discuption Event (whether or not it is attributable to the Lenders but excluding that case where it is attributable to the Borrower) or other force majeure and it is performed within five (5) Business Days after such event ceases, or (b) where such delay is cured within five (5) Business Days;

(ii)	when any matter represented and warranted by the Borrower in this Agreement has been found to be untrue in any material respect as of such representation and warranty is made;

(iii)	except for the preceding two Items, when the Borrower breaches any of its obligations under this Agreement and such breach, if curable, remains uncured for thirty (30) days after written notice thereof from the Agent to the Borrower;

(iv)

when there is an attachment (sashiosae), or a notice of the order of provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae) or provisional disposition (kari-shobun) (including similar proceedings outside Japan)

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

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has been dispatched, or auction procedures (keibaitetsuzuki) have been commenced, with respect to any item that is the subject of security offered by the Borrower to the Lenders (if any), and when the order in relation to such notice or the auction procedures is not terminated due to the reason other than the completion of such procedures within thirty (30) days after the Borrower receives such notice or the commencement of the auction procedures;

(v)	when a special conciliation (tokutei-chotei) is claimed with respect to the Borrower;

(vi)	if any corporate bonds issued by either the Borrower for the total amount exceeding one billion Yen (¥1,000,000,000) have become accelerated;

(vii)	if any obligation of the Borrower for the total amount exceeding one billion Yen (¥1,000,000,000) other than those under this Agreement becomes accelerated due to an event of default, or if any guarantee obligation of the Borrower for the total amount exceeding one billion Yen (¥1,000,000,000) for the benefit of a third person fails to be performed;

(viii)	when the Borrower suspends its businesses or receive a disposition for suspension of business, etc., from the competent government authority and such disposition has not been withdrawn or cancelled within thirty (30) days after the reception of notice of such disposition;

(ix)	when the Guarantor falls into any Item listed in Paragraph (1) of this Article 5-1;

(x)	when the guarantee obligation of the Guarantor ceases to be effective whether because of invalidation, revocation, or any other reason whatsoever;

(xi)	when the proportion of voting rights which the Guarantor has either directly or indirectly to the Borrower becomes less than fifty-one percent (51%);

(xii)	other than any of the preceding Items, when the business or condition of assets of either the Borrower materially deteriorates, or is reasonably determined to be likely to materially deteriorate and it is objectively considered that any event which makes it necessary to take some measures to preserve the claims has happened, and the Lenders through the Agent makes a demand setting a period of time not less than thirty (30) days and it has not confirmed by the Agent that the reason described above has been cured in such period. The Borrower agrees with the suspention of withdrawal of the deposit that the Borrower saves up in any Lender or the Agent or the Lenders; provided, however, that in the case where the Borrower has performed all of the obligation of the Agreement, all of the obligation of the Borrower under this Agreement shall not become immediately due and payable, and the relevant Lender or the Agent shall cancel the suspension of withdrawal of the Borrower’s deposit.

(3)	In the case where a notice under the preceding Paragraph is delayed or not delivered due to a fault of the Borrower or the Guarantor, all of the obligations of the Borrower under this Agreement shall become due and payable at the time such request or notice should have been delivered normally, and the Borrower shall immediately pay the principal of the Individual Loan(s), interest, the Break Funding Cost and any other amount which the Borrower owes under this Agreement.

(4)	When any Lender becomes aware of the occurrence of any Event of Default, the Lender shall immediately notify the Agent of such occurrence, and the Agent shall notify all other Lenders of the occurrence of such event.

(5)	In the case any Borrower shall suffer any Damage, Etc. due to application of this Article with respect to Item (ii) of Article 3-1, Item (v) or (vi) Paragraph (3) of Article 4-1, no Borrower shall claim compensation for the Damage, Etc. against the Lender and the Agent. In the case any Lender or the Agent shall suffer any Damage, Etc., the Borrowers shall be liable for all the Damage, Etc.

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

Translation For Reference Only

Chapter 6 Terms and Conditions of Payment of Obligations

Article 6-1	(Performance of Obligations of the Borrower)

(1)	In order to repay its obligations under this Agreement, the Borrower shall transfer the relevant amount to the Syndicate Account by the Due Time for Payment, for those obligations for which a Payment Date is provided under this Agreement, or immediately upon the request of the Agent, for those obligations for which the Payment Date is not provided under this Agreement. In such case, the obligation of the Borrower to the Agent or the Lenders shall be deemed to have been performed upon the withdrawal by the Agent of the relevant amount from the Syndicate Account. The Agent shall make the withdrawal on the Payment Date for those obligations for which a Payment Date is provided under this Agreement, or promptly after the date of transfer of such amount for those without a provision for a Payment Date.

(2)	The Borrower grants to the Agent the authority to withdraw amounts from the Syndicate Account in accordance with the preceding Paragraph, and waives the right to cancel such delegation (the Borrower shall not need to issue any check or demand for withdrawal in order for the Agent to make such withdrawal).

(3)	Unless otherwise provided for in this Agreement, even if a payment of obligations under this Agreement by the Borrower is made directly to the Lenders without going through the Agent in violation of Paragraph (1) of this Article, such payment shall not be deemed to constitute a performance of obligations under this Agreement. In this case, the Lender receiving such payment shall immediately pay the money it receives to the Agent, and the obligations with respect to such money shall be deemed to have been performed upon the receipt by the Agent of such money; provided, however, that in the case where the Borrower disposes of (voluntary sale; nin-i-baikyaku) assets subject to a blanket security interest (ne-tampoken) (excluding those established in violation of this Agreement) that have been granted in favor of a Lender as the secured party, and directly pays to that Lender the proceeds it receives from such disposal in order to perform its obligations under this Agreement, such direct payment shall be considered to constitute the due performance of obligations under this Agreement, and in such case the relevant Lender shall promptly report to the Agent such payment amount and the contents of allocation. The Borrower may not perform its obligations under this Agreement by accord and satisfaction (daibutsu-bensai) unless the Agent and all Lenders give their prior written consent.

(4)	Payments by the Borrower under this Article and the performance of the guarantee obligations under the Guarantee shall be applied in the order set forth below (such order shall be hereinafter referred to as the “Order of Allocation”); provided, however, that if the obligation of the Borrower under this Agreement has been accelerated, the order of the application shall be as separately provided in this Agreement:

(i)	the expenses, etc. the Agent has incurred on behalf of the Borrower and to be borne by the Borrower under this Agreement, and the Agency Fee;

(ii)	the expenses, etc. payable to a third party which are to be borne by the Borrower under this Agreement;

(iii)	the expenses, etc. any Lender has incurred on behalf of the Borrower which are to be borne by the Borrower under this Agreement;

(iv)	default interest and Break Funding Cost;

(v)	interest on the loans; and

(vi)	principal of the loans.

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

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(5)	Upon the application as set forth in the preceding Paragraph, in the case where the amount to be applied falls short of the amount under any of the items, with respect to the first item not fully covered (the “Deficient Item”), the remaining amount, after the application to the item of the next highest order of priority, shall be applied pro rata in proportion to the amount of individual payment obligations owed by the Borrower under the Deficient Item which have become due and payable (such allocation method shall be hereinafter referred to as the “Deficient Item Allocation Method”).

(6)	Unless required by the Laws and Ordinances, the Borrower shall not deduct Taxes and Public Charges from the amount of obligations to be paid pursuant to this Agreement. In the case where it is necessary to deduct Taxes and Public Charges from the amount payable by the Borrower, the Borrower shall additionally pay the amount necessary in order for the Lenders or the Agent to be able to receive the amount that they would receive if no Taxes and Public Charges were imposed. In such case, the Borrower shall, within thirty (30) days from the date of payment by itself, directly send to the relevant Lender(s) or the Agent a certificate of tax payment in relation to withholding taxes issued by the tax authorities or other competent governmental authorities in Japan.

Article 6-2	(Set-off)

(1)	When the Borrower is required to perform its obligations to the Lenders or the Agent upon a Payment Date, upon acceleration, or otherwise, the Lender or the Agent may (a) notwithstanding Paragraph (3) of the preceding Article, set off its deposit obligations or other obligations owed to the Borrower against the claim it has against the Borrower under this Agreement, and (b) without any prior notice or any established procedures, take the amount deposited by the Borrower and apply this amount to the payment of obligations. When such set-off or application to payment is made, the interest, Break Funding Cost, default interest, etc., in respect of the claims and obligations, shall be calculated up to the date of such calculation, and in such calculation, the interest rate or any other rates shall be in accordance with each relevant agreement stipulating such interest rate or such other rates, and, in the case where there is no such provision, as reasonably determined by the Lender or the Agent, and the foreign exchange rate at the time such calculation is made, as reasonably determined by the Lender, shall be applied. When the amount to be set off or applied to payment is not sufficient to extinguish all of the obligations of the Borrower, the Lender or the Agent may apply such set-off amount in the order and the method it deems appropriate, and the Borrower shall not object to such application.

(2)	The Borrower may, regardless of Paragraph (3) of the preceding Article, set off its obligations owed to that Lender or the Agent under this Agreement with its deposit claim or any other claim that it has against a Lender that has become due with, only when the Individual Loan or the obligation that the Borrower owes to the Agent under the Agreement becomes due. In such case, the Borrower shall give a written set-off notice (on or before six (6) Business Days in advance, unless it is necessary for the Borrower to preserve such claim) and promptly submit to the relevant Lender or the Agent the certificate or passbook of the deposit or other claim subject to set-off. When such set-off is made, the interest, default interest, etc., on the claims and obligations shall be calculated up to the delivery date of such set-off notice, and in such calculation, the interest rate or any other rates shall be in accordance with each relevant agreement stipulating such interest rate or such other rates (in the case where there is no such provision, as reasonably determined by the relevant Lender or the Agent), and the foreign exchange rate at the time such calculation is made, as reasonably determined by the relevant Lender or the Agent, shall be applied. When the claims of the Borrower to be set off are not sufficient to extinguish all of its obligations, the Borrower may apply such set-off amount in the order and method it deems appropriate; provided, however, that if the Borrower does not instruct such order or method, any such amounts may be applied in the order and the method deemed appropriate by the relevant Lender or the Agent, and the Borrower shall not object to such application.

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

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(3)	In the case where a set-off or application to payment is made under the preceding two Paragraphs, the relevant Lender or the Agent in regard to Paragraph (1) of this Article, and the Borrower in regard to Paragraph (2) of this Article, shall promptly notify the Agent of the details in writing. If any Damages, Etc. are incurred by the Lenders or the Agent due to delay of such notice without any reasonable cause, the Lender or the Agent who failed to give such notice or the Borrower who failed to give such notice shall bear such Damages, Etc..

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J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

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Chapter 7 Terms and Conditions to Prepayment

Article 7-1	(Terms and Conditions to Prepayment)

(1)	The Borrower shall have the right to prepay the principal of an Individual Loan before the Payment Date, (a “Prepayment”); provided, however, that the Borrower shall give the Agent notice of each such prepayment as provided in Paragraph (2) of this Article below and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder.

(2)	In the case where a Prepayment is desired, the Borrower shall give a written notice to the Agent by six (6) Business Days prior to the desired date to make the Prepayment (the “Desired Prepayment Date”), stating (a) the principal amount that the Borrower desires to prepay (provided that the amount must be one hundred million Yen (¥100,000,000) or more in increments of one hundred million Yen (¥100,000,000), expect in the case all the obligations hereunder are to be paid by the Prepayment), (b) in regard to the principal amount desired to be prepaid, the fact that the interest that has accrued from (and including) the first day of the Interest Period during which the Desired Prepayment Date occurs up to (and including) the Desired Prepayment Date (referred to in this Chapter as the “Accrued Interest”, to be calculated in accordance with the standard method for calculation of interest under this Agreement) will be paid in full on the Desired Prepayment Date, and (c) the Desired Prepayment Date.

(3)	In the case of Prepayment in accordance with the preceding Paragraph, the relevant Lenders shall notify the Agent of the amount of the Break Funding Cost by two (2) Business Days prior to the Desired Prepayment Date. After receiving such notice, the Agent shall notify the Borrower of such Break Funding Cost by the Business Day immediately preceding the Desired Prepayment Date. The Borrower shall pay the total of the principal, the Accrued Interest and the Break Funding Cost in respect of the Individual Loan to be prepaid on the Desired Prepayment Date.

(4)	In the case where a portion of the Individual Loan is prepaid in accordance with this Agreement, it shall be applied to reduce the principal of the relevant Individual Loan to be paid on the latest Principal Payment Date set out in the Principal/Interest Payment Date Chart in Schedule 2.

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J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

Translation For Reference Only

Chapter 8 Essential Syndication Terms

Article 8-1	(Rights and Obligations of the Lenders)

(1)	Unless otherwise provided in this Agreement, the obligations of the Lenders under this Agreement shall be independent, and no Lender shall be released from its obligations under this Agreement for the reason that any other Lender fails to perform such obligations. No Lender shall be responsible for the failure of any other Lenders to perform its obligations under this Agreement.

(2)	If a Lender, in breach of its Lending Obligation, fails to extend the Individual Loan on the Drawdown Date, such Lender shall, upon request by the Borrower, immediately compensate the Borrower for all the Damages, Etc. incurred by the Borrower as a result of such breach of the Lending Obligation; provided, however, that the maximum amount of such compensation to the Borrower for the Loss incurred shall be the difference between (i) the interest and other expenses that the Borrower is required or would be required to pay if the Borrower separately makes a drawdown as a result of the Individual Loan’s failure to be made on the Drawdown Date, and (ii) the interest and other expenses that the Borrower would have been required to pay if the Individual Loan were made on the Drawdown Date.

(3)	Except as otherwise provided in this Agreement, the rights of the Lenders under this Agreement are independent and each Lender may exercise its rights under this Agreement separately and independently.

Article 8-2	(Distributions to the Lenders)

(1)	In the case where any amount remains after deducting the amounts under Items (i) and (ii) of the Order of Allocation from the amount withdrawn from the Syndicate Account in accordance with this Agreement or the amount received by the performance of the guarantee obligations under the Guarantee, the Agent shall immediately distribute such remaining amount to each Lender in accordance with the provisions of this Article. If an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae) or attachment (sashiosae) with respect to the deposit claim in the Syndicate Account is served on the Agent prior to a withdrawal from the Syndicate Account, the Agent shall have no responsibility to withdraw from the Syndicate Account or make a distribution under this Article. In the case where the Agent makes a distribution in spite of such service of an order, absent willful act or gross negligence on the part of the Agent, the Lenders who received such distribution will return to the Agent the amounts that were distributed immediately upon the request of the Agent. In the case where the refund of distribution is made by the Lenders and the Agent returns the funds to the Syndicate Account, the obligations paid by such funds by the Borrower shall retroactively become unperformed as of the time of withdrawal of such money from the Syndicate Account.

(2)	In the case where, prior to a distribution by the Agent to the Lender in accordance with this Article, (a) an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae) or attachment (sashiosae) with respect to the loan claim in the Individual Loan is served on the Borrower, or (b) the loan claim in the Individual Loan is assigned the rights and obligations of the Borrower, the Agent and the Lenders shall be subject to the following provisions:

(i)(a)	In the case where the Agent, unaware of any Attachment, etc. (as defined below), completes the distribution to the Lenders pursuant to this Article before receiving a notice from the Borrower that an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae) or attachment (sashiosae) was served (in this Item (i), “Attachment, Etc.”) with respect to a loan claim on the Agent:

In this case, even if the creditor obtaining an order for provisional attachment

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

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(kari-sashiosae), preservative attachment (hozen-sashiosae), or attachment (sashiosae), the Borrower, the Guarantor, the Lenders, or any other third party suffers Damages, Etc. as a result of such distribution by the Agent and the withdrawal from the Syndicate Account prior to such distribution, the Agent shall not be liable in relation thereto, and the Borrower shall deal with the matter at its own cost and liability. The Borrower shall compensate the Agent for any Damages, Etc. if any, incurred by the Agent due to such withdrawal and distribution.

(b)	In the case where the Agent, unaware of any Attachment, Etc. after the withdrawal of the relevant amount from the Syndicate Account in accordance with this Agreement and before the completion of a distribution to the Lenders pursuant to this Article, receives a notice from the Borrower on the Attachment, Etc. with respect to the loan claim for which such distribution on the Agent:

In this case, (A) with respect to the amount subject to such notice, the Agent may withhold the distribution pursuant to this Article, and may take other measures in the manner that the Agent deems reasonable; and (B) the Agent shall distribute to all Lenders other than the Lender subject to such notice, the money withdrawn from the Syndicate Account excluding that subject to such notice. If the creditor obtaining an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae), or attachment (sashiosae), the Borrower, the Guarantor, the Lender or any other third party suffers any Damages, Etc. as a result of the distribution and a withdrawal from the Syndicate Account prior to such distribution by the Agent pursuant to (A) of this Item, the Agent shall not be liable in relation thereto, and the Borrower shall deal with the matter at its own cost and liability. The Borrower shall compensate the Agent for any Damages, Etc., if any, incurred by the Agent due to such withdrawal and distribution.

(c)	In the case where the Agent receives a notice from the Borrower of Attachment, Etc. with respect to the loan claim under this Agreement prior to a withdrawal from the Syndicate Account in accordance with this Agreement:

In this case, (A) the Agent shall not withdraw the funds subject to such notice from the Syndicate Account in accordance with this Agreement; provided that regardless of such notice, in the case the Agent has not received a notice of Attachment, Etc. from the Borrower in accordance with this Agreement by one (1) Business Day prior to the day on which the Agent makes a withdrawal, the Agent may make a withdrawal from the Syndicate Account and make a distribution, and (B) the Agent shall distribute the funds withdrawn from the Syndicate Account other than the funds subject to such notice to all Lenders other than the Lenders subject to such notice. If the creditor obtaining an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae), or attachment (sashiosae), the Borrower, the Guarantor, the Lender, or any other third party suffers any Damages, Etc. as a result of the distribution and the withdrawal from the Syndicate Account prior to the distribution by the Agent pursuant to the prioviso of (A) of this Item, the Agent shall not be liable in relation thereto, and the Borrower shall deal with the matter at its own cost and liability. The Borrower shall compensate the Agent for any Damages, Etc., if any, incurred by the Agent due to such withdrawal and distribution.

(ii)	If the assignor and the assignee, in their joint names, notify the Agent of an assignment of the loan claims in accordance with the provisions of this Agreement:

In this case, the Agent shall, after receiving either of such notice(s), immediately commence all administrative procedures necessary in order to treat such assignee as the creditor of such loan claim, and the Agent shall not be held liable, insofar as the

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

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Agent treats the previous Lender as the creditor until the Agent notifies the Borrower, the assignor and the assignee that such procedures have been completed. If the assignee or any other third party suffers Damages, Etc. due to such treatment by the Agent, the Agent shall not be liable in relation thereto, and the assignor of such loan claim shall deal with the matter at its own cost and liability. The assignor of such loan claims shall compensate the Agent for any Damages, Etc. incurred by the Agent arising out of this Item, if any.

(3)	A distribution by the Agent to the Lenders shall be made in the order of Items (iii) through (vi) of the Order of Allocation. If a Deficient Item arises in the amounts to be distributed, the Allocation and the distribution with respect to such Deficient Item shall be made in accordance with the Deficient Item Allocation Method.

(4)	Notwithstanding the provisions regarding the Order of Allocation and the Deficient Item Allocation Method, if the Borrower becomes subject to an acceleration with respect to its obligations hereunder, the Agent shall distribute the remaining amount, after deducting the amounts described under Items (i) and (ii) of the Order of Allocation, of the amount paid by the Borrower, in proportion to the amount of the obligations that the Borrower owes to the Lenders under this Agreement and the Agent shall not owe any liability as long as it makes such distribution. In this case, the allocation shall be made in the order and the method that each Lender deems appropriate, and the Lenders shall promptly report to the Agent contents of allocation.

(5)	If the remittance of money by the Borrower to the Syndicate Account is made later than the Due Time for Payment, the Agent shall be under no obligation to make the distribution under Paragraph (1) of this Article on the same date. In such case, the Agent shall make such distribution immediately after receiving remittance from the Borrower, and the Borrower shall bear any Damages, Etc., if any, incurred by the Lenders or the Agent as a result thereof.

(6)	Upon request from the Agent, and if such request is based on a reasonable cause, the Lenders receiving such request shall immediately notify the Agent of the amount (including specifics) of the claims they hold against the Borrower under this Agreement. In this case, the obligation of the Agent to make a distribution under Paragraph (1) of this Article shall arise at the time all such notices reach the Agent. In the case where a Lender delays such notice without reasonable cause, such Lender shall bear all Damages, Etc., if any, incurred by the Lenders or the Agent due to such delay.

(7)	The Agent may make a distribution to the Lenders by Temporary Advance. If the Temporary Advance is not cleared by the Due Time for Payment, the Lenders who received the distribution pursuant to this Paragraph shall, immediately upon the Agent’s request, reimburse to the Agent the amount of such Temporary Advance that it received. The Lenders shall, immediately upon the Agent’s request, pay to the Agent any Temporary Advance Costs required in making such Temporary Advance, in proportion to the amount of Temporary Advance that it received. If the Lender pays such Temporary Advancement Costs to the Agent, and if such Temporary Advancement is made under the request of the Borrower, the Borrower shall compensate such Lender for such Temporary Advancement Costs.

Article 8-3	(Rights and Obligations of the Agent)

(1)

The Agent shall, on behalf of all Lenders, perform the duties, and exercise the rights, set forth in each provision of this Agreement entrusted by all Lenders to the Agent (referred to in this Paragraph as the “Agency Services”), and shall exercise such rights as, in the Agent’s opinion, are ordinarily necessary or appropriate upon performing the Agency Services. The Agent shall not be liable for any obligation other than those expressly specified by the provisions of this Agreement, nor be liable for any non-performance of obligations by any of the Lenders under this Agreement. The Agent shall be an agent of the Lenders and, unless

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

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otherwise provided, shall not be an agent of the Borrower and the Guarantor. The Borrower shall pay a fee separately agreed with the Agent (the “Agency Fee”) in consideration of the Agent undertaking the Agency Services under this Agreement.

(2)	The Agent may rely upon any communication, instrument and document that have been delivered by an appropriate person with the signature or the name and seal of such appropriate persons and believed by the Agent to be true and correct, and may act in reliance upon any written opinion or explanatory letter of experts reasonably appointed by the Agent within the necessary extent in relation to this Agreement.

(3)	The Agent shall perform its duties and exercise its authorities provided for in this Agreement with the due care of a good manager.

(4)	Neither the Agent nor any of its directors, employees or agents shall be liable to the Lenders for any actions or inactions pursuant to, or in connection with this Agreement, unless there is a willful misconduct or gross negligence on its or their part. The Lenders other than the Agent shall jointly and severally indemnify the Agent for any and all liabilities and Damages, Etc. incurred by the Agent in the course of the performance of its duties under this Agreement, to the extent not reimbursed by the Borrower or the Guarantor, and only for the amount outstanding after deducting the portion for which the Agent should contribute, calculated pursuant to the Participation Ratio of the Lenders acting as the Agent (provided, however, that if any of the Lenders cannot perform the indemnity for which it is liable, the Participation Ratio of the Lender acting as the Agent shall be calculated by dividing the Participation Ratio of the Lender acting as the Agent by the aggregate of the Participation Ratios of the Lenders other than such non-indemnifying Lender).

(5)	The Agent shall not guarantee the validity of this Agreement and the Guarantee, or any matters represented in this Agreement and the Guarantee, and the Lenders shall enter into, and conduct transactions contemplated in, this Agreement at their sole discretion by conducting investigations as to the creditworthiness of the Borrower and the Guarantor and other necessary matters on the basis of the documents, information and other data as they deem appropriate.

(6)	In the case where the Agent is also acting as a Lender, the Agent shall have the same rights and obligations as other Lenders under this Agreement, irrespective of the Agent’s obligations under this Agreement. The Agent may engage in commonly accepted banking transactions with the Borrower and the Guarantor outside the scope of this Agreement. The Agent shall not be required to disclose to other Lenders any information relating to the Borrower and the Guarantor obtained through transactions outside the scope of this Agreement, nor shall the Agent be required to distribute to other Lenders any amount it has received from the Borrower and the Guarantor through transactions with the Borrower and the Guarantor outside the scope of this Agreement (any information that the Agent has received from the Borrower or the Guarantor shall be, unless expressly identified as being made pursuant to this Agreement, deemed acquired in relation to the transactions outside the scope of this Agreement.).

(7)	In the case where the Agent is also acting as a Lender, in the calculation of amounts to be distributed to each Lender pursuant to the provisions of this Agreement, unless otherwise provided herein, the amounts to be distributed to each Lender other than the Agent shall be determined by discarding any amount less than one Yen (¥1), and the amount remaining after deduction of the amounts distributed to other Lenders from the aggregate distribution amounts shall be the amounts to be distributed to the Lender who is also acting as the Agent.

(8)	Except for the preceding Paragraph or unless otherwise provided herein, the handling of fractions less than one Yen (¥1) that are required under this Agreement shall be made in the manner the Agent deems appropriate.

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

Translation For Reference Only

(9)	In the case where the Agent receives any notice from the Borrower or the Guarantor which is required to be given to the Lenders in accordance with this Agreement, the Agent shall immediately inform all Lenders of the details of such notice, or if the Agent receives any notice from a Lender which is required to be given to the Borrower, the Guarantor or other Lenders in accordance with this Agreement, the Agent shall immediately inform the Borrower, the Guarantor or all Lenders other than the Lender who gave such notice of the details of such notice. The Agent shall make available for review by the Lenders during the ordinary business hours any documents obtained from the Borrower or the Guarantor and kept by the Agent.

Article 8-4	(Resignation and Dismissal of the Agent)

(1)	The procedures for resignation of the Agent shall be as follows:

(i)	The Agent may resign from its position by giving a written notice to all Lenders, the Guarantor and the Borrower; provided, however, that such resignation shall not become effective until a successor Agent is appointed and accepts such appointment.

(ii)	In the case where the notice is given pursuant to the preceding Item, the Majority Lenders shall appoint a successor Agent upon obtaining the consent of the Borrower.

(iii)	In the case where a successor Agent is not appointed by the Majority Lenders within thirty (30) days from the date the notice under Item (i) above is given, or if the entity appointed by the Majority Lenders does not agree to assume the position, the Agent in office at that time shall, upon obtaining consent from the Borrower, appoint a successor Agent in lieu of the Majority Lenders.

(2)	The procedures for dismissal of the Agent shall be as follows:

(i)	The Majority Lenders may dismiss the Agent by giving a written notice thereof to each of the other Lenders, the Borrower, the Guarantor and the Agent; provided, however, that such dismissal shall not become effective until a successor Agent is appointed and accepts such appointment.

(ii)	In the case where the notice is given pursuant to the preceding Item, the Majority Lenders shall appoint a successor Agent upon obtaining the consent from the Borrower.

(3)	In the case where the entity appointed as the successor Agent under the preceding two Paragraphs accepts the appointment, the former Agent shall deliver to the successor Agent all documents and materials it retained as the Agent under this Agreement, and shall give all the cooperation necessary for the successor Agent to perform its duties as the Agent set forth under this Agreement.

(4)	The successor Agent shall succeed to the rights and obligations of the former Agent under this Agreement, and the former Agent shall, at the time of assumption of office by the successor Agent, be released from all of its obligations as the Agent; provided, however, that the provisions of this Agreement relevant to any actions (including omissions) conducted by the former Agent during the period it was in office shall remain effective.

(5)	In the case where the Borrower falls into any following Item, the Agent may resign with the agreement of Majority Lenders, notwithstanding the preceding four (4) Paragraphs. In the case where the Agent resigns under this Paragraph, the resigning Agent shall promptly notify the Borrower, the Guarantor and all Lenders other than Lenders which made such agreement of such resignation and the Borrower shall not make any objection. Majority Lenders may appoint a successor Agent and the Borrower shall not make any objection (the preceding two Paragraphs shall apply mutatis mutandis in the case where the successor Agent which is appointed under this Paragraph accepts the appointment). Even in the case where the Agent resigns under this Paragraph, the Borrower shall not be exempted from payment of the accrued Agency Fees.

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

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(i)	If a petition (including similar petition filed outside Japan) of commencement of bankruptcy procedures (hasantetsuzuki-kaishi), commencement of rehabilitation procedures (saiseitetsuzuki-kaishi), commencement of reorganization procedures (koseitetsuzuki-kaishi), commencement of special liquidation (tokubetuseisan-kaishi), or commencement of any other similar legal procedures (including similar procedures outside of Japan) has been filed against the Borrower; or

(ii)	If the Borrower fails to pay the Agent Fee, and if, although the Agent requests the Borrower to pay the Agent Fee by setting a reasonable period of time, the Borrower fails to pay the Agent Fee within such period.

(6)	In the case where a successor Agent is not promptly appointed by agreement of the Majority Lenders when the Agent resigns under the preceding Paragraph, the Majority Lenders and the Agent (provided that, when the Agent has already resigned, the Majority Lenders) may, within the scope reasonably necessary to make it possible for each Lender to act for itself, make necessary or appropriate changes to this Agreement, including a possible deletion of or amendment to provisions relating to the Agent in this Agreement.

Article 8-5	(Decisions of Majority Lenders)

(1)	The procedures for decisions of the Majority Lenders shall be as follows:

(i)	When an event requiring the instruction of the Majority Lenders under this Agreement occurs, a Lender may give a notice to the Agent to request a decision of the Majority Lenders.

(ii)	The Agent shall, upon receipt of a notice under the preceding Item, immediately give to all Lenders a notice that it will seek a decision of the Majority Lenders.

(iii)	Each Lender shall, upon receipt of the notice under the preceding Item, make its decision on the relevant event and inform the Agent of such decision within a reasonable period designated by the Agent (in principle, by five (5) Business Days after the receipt of the notice under the preceding Item).

(iv)	If a decision of the Majority Lenders is made pursuant to the preceding three (3) Items, the Agent shall immediately notify the Borrower, the Guarantor and all Lenders of such decision as the instruction by the Majority Lenders.

(2)	In addition to the preceding Paragraph, in the case where the Agent itself decides that an event which requires a decision of the Majority Lenders has occurred, the Agent may give all Lenders a notice to seek such decision. The procedures after giving such notice shall follow the provisions of Items (iii) and (iv) of the preceding Paragraph.

(3)	The Lenders shall not individually make any claim against the Guarantor for the performance of guarantee obligations under the Guarantee without a decision by the Majority Lenders. In making a claim for the performance of the guarantee obligation, a Lender shall make it through the Agent, and other Lenders shall cooperate with such Lender, and the Borrower shall cause making a claim for the Guarantor to cooperate.

Article 8-6	(Collection from a Third Party)

(1)	Without the prior written consent of the Agent and all Lenders, no third party other than the Borrower or the Guarantor shall repay the obligations of the Borrower under this Agreement; provided, however, that in the case all the obligations hereunder are to be paid by such payment by the third party, neither the Agent nor all Lenders can reject such consent without any reasonable reason.

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

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(2)	Except for the guarantee by the Guarantee and except in the case there is a prior written consent of the Agent and all Lenders, the Borrower shall not, after the date of the execution of this Agreement, request from any third party a guaranty (excluding any blanket guarantee (ne-hoshou) but including any physical guaranty other than a blanket security interest (ne-tampo)) for the obligations of the Borrower under this Agreement, or cause any third party to assume the obligations under this Agreement.

(3)	In the case where a Lender enters into a guaranty (including those to establish any physical guaranty interest, hereinafter the same in this Paragraph) or a debt assumption with any third party with respect to the obligations of the Borrower under this Agreement, without any request by the Borrower, the Lender shall be required to obtain prior written agreement of the third party with respect to each Item described below, and in the case a payment is received from such third party pursuant to such guaranty or debt assumption, the Lender receiving such payment shall report to the Agent the amount of payment, contents of its allocation, information regarding the third party, and such other information as the Agent may request:

(i)	the third party shall have the same obligations as the relevant Lender against the Agent, other Lenders and the Borrower under this Agreement with respect to any exercise of its right for compensation and contractual claim arising as a result of the performance of its guaranty obligation or its debt assumption, or as a result of the exercise of the security interest set by itself;

(ii)	the third party shall be bound by each provision of this Agreement;

(iii)	the third party is a legal entity resident in Japan (one with a head office, branch or business office registered under the laws of Japan in Japan), is not a subsidiary of the Borrower, and the Borrower is not a subsidiary of that third party;

(iv)	in the case where a third party obtains a part of the claim under an Individual Loan by subrogation, such loan claim amount acquired by subrogation shall be one hundred million Yen (¥100,000,000) or more;

(v)	the subrogation will not lead to imposition of withholding or other tax and increase the amount of interest or any other fees or costs to be paid by the Borrower; and

(vi)	the Borrower gives consent; provided, however, that the Borrower cannot reject such consent without any reasonable reason

In the case where a loan claim is acquired by subrogation by a third party under Item (i) above, the expenses arising from the exercise of such acquisition by subrogation shall be entirely borne by the relevant Lender or such third party. Until the date on which the acquisition by subrogation occurs, the relevant Lender shall pay to the Agent five hundred thousand Yen (¥500,000) with the consumption tax, in consideration of the procedures, etc., for such acquisition by subrogation, for each acquisition by subrogation of a loan claim for each Individual Loan.

Article 8-7	(Exercise of Blanket Security Interest (ne-tampoken))

(1)	In the case where the Borrower is required to perform its obligations in a lump sum under this Agreement to the Agent or the Lenders when due, or upon acceleration or otherwise, and any blanket security interest (ne-tampoken) has been established to secure its obligation under this Agreement, such Agent or Lender may, regardless of any other provision in this Agreement, exercise its blanket security interest (ne-tampoken) over the loan claims against the Borrower under this Agreement and receive the payment of the claim of the Agent or the relevant Lender hereunder against the Borrower (including the exercise by the method of obtaining the title of possession of the object (kizoku seisan) or of the method disposing of the object to a third party (shobun seisan) or the exercise by the method other than that stipulated in laws and in accordance with the condition of the blanket security interest, hereinafter referred to in this Article as “Exercise of Blanket Security Interest”).

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

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(2)	In the case of an Exercise of Blanket Security Interest by a Lender under the preceding Paragraph, the Lender shall immediately notify the Agent of the details thereof (including payment amount and the method of allocation) in writing. If any Damages, Etc. are incurred by any Lenders or the Agent due to delay of such notice without any reasonable cause, the Lender that has failed to give such notice shall bear such Damages, Etc..

Article 8-8	(Adjustments among the Lenders)

(1)	If a set-off or application to payment is made by a Lender against the deposit obligation relating to the Syndicate Account pursuant to this Agreement (such Lender shall be referred to in this Paragraph as a “Set-off, Etc. Initiating Lender”), it shall make adjustments among the Lenders and the Agent to assign the claims pursuant to the procedures in the Items below:

(i)	the Agent shall calculate the amount (referred to in this Article as the “Intended Distribution Amount”) that the Lenders other than the Set-off Initiating Lender or the Agent (hereafter “Remaining Lenders, Etc.”) should have received, if the amount of the claim relating to the Individual Loan that was extinguished by the set-off or application to payment were paid to the Agent, pursuant to Article 8-2, Paragraphs (1) through (4);

(ii)	the Set-off, Etc. Initiating Lender shall purchase from the Remaining Lenders, Etc. loan claims in an amount equivalent to the Intended Distribution Amount at face value; and

(iii)	in the case where an assignment under the preceding Item is made, the Remaining Lenders, Etc. shall, at their own expense, give notice to the Borrower and Guarantor immediately after the assignment by a document bearing a confirmed date stamp (kakutei-hizuke) pursuant to Article 467 of the Civil Code.

(2)	If a set-off is performed by the Borrower against a Lender pursuant to the provisions of this Agreement (such Lender shall be referred to in this Paragraph as a “Set-off Receiving Lender”), arrangements among the Lenders or the Agent to assign claims pursuant to the procedures in the Items below shall be taken only in the case where all Lenders or the Agent other than the Set-off Receiving Lender request:

(i)	the Agent shall calculate the Intended Distribution Amount that the Lenders other than the Set-off Receiving Lender or the Agent (hereafter “Remaining Lenders, Etc.”) should have received, if the amount of the claim under the Individual Loan that was extinguished by the set-off were paid to the Agent, pursuant to Article 8-2, Paragraphs (1) through (4);

(ii)	the Set-off Receiving Lender shall purchase from the Remaining Lenders, Etc. loan claims in an amount equivalent to the Intended Distribution Amount at face value; and

(iii)	in the case where an assignment under the preceding Item is made, the Remaining Lenders, Etc. shall, at their own expense, give notice to the Borrower and Guarantor immediately after the assignment by a document bearing a confirmed date stamp (kakutei-hizuke) pursuant to Article 467 of the Civil Code.

(3)

In the case where a Lender, in respect of assets of the Borrower, as a result of compulsory execution or exercise of a security interest established in violation of this Agreement through a petition for an auction sale or enforcement for income (syuueki shikkou) (referred to in this Paragraph as “Compulsory Execution”), or as a result of the Lender requesting a distribution (excluding a request for distribution under a security interest established in accordance with this Agreement) in relation to a Compulsory Execution by any third party, receives any payment of claims it has against the Borrower under this Agreement, the provisions of Paragraph (1) of this Article shall apply mutatis mutandis; provided, however, that upon applying Paragraph (1) mutatis mutandis, the amount equal to any expenses

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

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incurred by the Lender for initiating Compulsory Execution by itself (including attorney’s fees) or any expenses incurred by the Lender for its request for a distribution in relation to a Compulsory Execution by any third party (including attorney’s fees) shall belong to such Lender, and the Agent shall calculate the Intended Distribution Amount assuming that the amount of any proceeds earned as a result of the Compulsory Execution, less such expenses, were paid to the Agent.

Article 8-9	(Assignment of Position)

(1)	The Borrower shall not assign to any third party its position, rights or obligations under this Agreement without the prior written consent of all Lenders and the Agent.

(2)	Any Lender may assign to a third party its position under this Agreement, or all or any part of its rights and obligations associated therewith, if the Borrower and the Agent give their prior consent in writing and all requirements described in the Items below are fulfilled (except for assignments of loan claims otherwise covered in this Agreement; the Lender assigning its position shall be hereinafter referred to as the “Position Assignor” and the person accepting such assignment shall be referred to as the “Position Assignee”). The Borrower and the Agent may not unreasonably withhold its consent, and the Agent, upon such assignment, shall notify all Lenders of such assignment.

(i)	If any partial assignment of a position under this Agreement is made, both the Position Assignor and the Position Assignee shall become a Lender under this Agreement and shall be bound by each provision of this Agreement on and after the date of the assignment, and the initial Individual Loan Drawdown Amount at the time of the execution of this Agreement (the “Initial Individual Loan Drawdown Amount”) shall be reduced by an amount separately agreed between the Position Assignor and the Position Assignee (referred to in this Paragraph as the “Reduced Amount”) and thereafter the Individual Loan Drawdown Amount equal to the Reduced Amount shall apply to the Position Assignee.

(ii)	The Position Assignee is a legal entity resident in Japan (one with a head, branch or business office registered under the laws of Japan in Japan; the same shall apply in this Article and the succeeding Article).

(iii)	If such assignment is made with respect to a part of a position under this Agreement, both the values of (i) the Reduced Amount and (ii) the difference between the Initial Individual Loan Drawdown Amount and the Reduced Amount are equal to or more than one hundred million Yen (¥100,000,000).

(iv)	No withholding tax or other taxes arise from such assignment, and there is no increase in the amount of interest payable or any other rewards or expense by the Borrower to the Position Assignee.

(3)	All expenses arising from an assignment under the preceding Paragraph shall be borne by the Position Assignor or the Position Assignee. The Position Assignor shall, by the date on which the assignment occurs, pay to the Agent five hundred thousand Yen (¥500,000) with the consumption tax, in consideration of the procedures, etc., for such assignment, for each Position Assignee.

Article 8-10	(Assignment of Loan Claim)

(1)

Unless otherwise provided in this Agreement, a Lender may assign its loan claims only when the Borrower and the Agent give a prior consent in writing (in the case where any Event of Default has occurred, a consent of the Borrower is not necessary) and when all requirements described in each Item below are satisfied. The Borrower and the Agent may not unreasonably refuse to give such consent. The assignor and the assignee shall, promptly after the date of assignment, perfect the assignment against the third parties and the obligor. In this case, the assignor and assignee shall, under their joint names, promptly notify the Agent

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

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of the fact that such assignment was made, and in the case that the Agent incurs any Damages, Etc., in relation to the perfection, the assignor and the assignee shall bear them. The Agent notify all Lenders of such assignment. In the case of an assignment of loan claims pursuant to this Paragraph, any and all rights relating to the assigned loan claims among the rights of the assignor under this Agreement shall transfer to the assignee, and any and all obligations relating to the assigned loan claims among the obligations of the assignor under this Agreement shall be borne by such assignee. The Borrower shall consent in advance to the transfer of the rights to, and bearing of the obligations by, the assignee. In this case, the assignee shall be treated as a Lender in connection with the application of the provisions of this Agreement relating to the loan claims that are subject to assignment.

(i)	The assignee shall be bound by the provisions in connection with the loan claims under this Agreement relating to the loan claims succeeded.

(ii)	The Assignee is a legal entity resident in Japan.

(iii)	In the case where the assigned loan claim will be divided, the amount after division will not be less than one hundred million Yen (¥100,000,000).

(iv)	No withholding tax or other taxes arise from such assignment, and there is no increase in the amount of the Borrower interest expense or any other rewards or expense payable to the assignee.

(2)	All expenses arising from the assignment under the preceding Paragraph shall be borne by the assignor and/or assignee. The assignor shall, by the date on which the assignment occurs pay to the Agent five hundred thousand Yen (¥500,000) with the consumption tax, in consideration of the procedures, etc., for such assignment, for each assignee.

Article 8-11	Money Lending Business Act

(1)	The Non-Bank Lender shall, in the case where it has entered into this Agreement, or where it has determined the amount of interest or other obligation pursuant to this Agreement, deliver to the Borrower without delay the document provided in article 17 of the Money Lending Business Act in accordance with its terms.

(2)	The Non-Bank Lender shall immediately deliver to the Borrower the document provided in article 18 of the Money Lending Business Act as necessary when it has been repaid all or part of the loan claim. In the case where the Non-Bank Lender is required to deliver such document to the Borrower, the Non-Bank Lender shall immediately deliver the same each time it receives such payment.

(3)	In the case where the Non-Bank Lender assigns all or part of its loan claim to a third party, it shall send the notification provided under article 24 of the Money Lending Business Act pursuant to such provision.

(4)	The Non-Bank Lender shall, regardless of the Lender’s entrustment to the Agents of the Agent Services in accordance with this Agreement, perform the Non-Bank Lender’s obligations against the Borrower under (1) to (3) above and all the other obligations of the Non-Bank Lender under the Money Lending Business Act on its own responsibility, and the Agent shall not be responsible for any of those obligations.

(5)	The person who has been assigned all or part of a loan claim from the Non-Bank Lender shall perform the obligation under paragraph 2 of article 24 of the Money Lending Business Act in accordance with the same on its own responsibility, and the Agent shall not be responsible for any of those obligations.

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

Translation For Reference Only

(6)	The Non-Bank Lender shall, promptly after the execution of this Agreement, notify in writing to the Agent the matters to be notified or disclosed to the Borrower by the Agent in accordance with the Money Lending Business Act (including, but not limited to, those under article 21 of the Money Lending Business Act, but excluding any matter which the Agent knows). In the case of amendment to any of those matters, the Non-Bank Lender shall immediately notify in writing to the Agent of the content of such amendment.

Article 8-12	(Miscellaneous)

(1)	Disclosure of Information

The Borrower shall not object to the disclosure of the information in each of the following Items; provided that in the case of Item (ii), a disclosing party shall provide notice to the Borrower five (5) Business Days prior to such disclosure except (a) in the case where any Event of Default has occurred or (b) the party to which the information with regard to this Agreement is to be disclosed is a bank or a foreign bank which has a branch office in Japan:

(i)	In the case where a notice of refusal to make a loan has been given by a Non-lending Lender, in the case any of the Events of Default has occurred, or in the case a decision of the Majority Lenders has been required, the Agent and the Lenders may disclose with each other any information with regard to the Borrower and transactions with the Borrower, which either party has obtained through this Agreement, to the extent reasonably required.

(ii)	Upon the assignment of a position, the assignment of loan claims, the execution of a guaranty or debt assumption, including physical guaranty, without delegation from the Borrower, for an obligation borne by the Borrower under this Agreement, or the sale of a loan participation of a loan claim under this Agreement, a Lender discloses any information with regard to this Agreement to an assignee (including a Position Assignee), the guarantor, successor to debt, purchaser of a loan participation, and any person considering such assignment, guaranty, debt assumption, or purchase of a loan participation (including an intermediary of such transaction), on the condition that the Lender imposes the confidentiality obligations on the other party. The information with regard to this Agreement in this Item shall mean any information regarding the credit of the Borrower that has been obtained in connection with this Agreement, any information regarding the contents of this Agreement and other information incidental thereto, and any information regarding the contents of the loan claims subject to such transaction and other information incidental thereto, and shall not include any information regarding the credit of the Borrower that has been obtained in connection with any agreement other than this Agreement.

(iii)	The information relating to this Agreement is disclosed, to the extent reasonably necessary, upon an order, direction, or request made pursuant to applicable laws or by administrative agencies, judicial agencies or other relevant authorities in Japan and foreign countries, central banks, or self-regulatory agencies, or to an attorney, judicial scrivener, certified public accountant, accounting firm, tax accountant, rating agency, or any other expert who needs to receive the disclosure of the confidential information in relation to his/her works. The Lender may also disclose the information relating to this Agreement to its parent company, subsidiary, and affiliate to the extent necessary and appropriate for internal control purposes.

(2)	Default Interest

In the case where the Borrower delays the performance of an obligation under this Agreement to a Lender or the Agent, the Borrower shall, immediately upon the request of the

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

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Agent, for the period from (and including) the day that the delinquent obligation (referred to in this Paragraph as the “Delinquent Obligation”) should have been performed to (and including) the day on which the Delinquent Obligation is performed in full, pay default interest on the amount of the Delinquent Obligation at the rate of fourteen percent (14%) per annum. The calculation method for such default interest shall be on a per day basis, inclusive of the first and exclusive of the last day, wherein divisions shall be done at the end of the calculation, and fractions less than one Yen (¥1) shall be rounded down.

(3)	Expenses and Taxes and Public Charges

(i)	All reasonable expenses arising from the preparation of this Agreement and documents related to negotiation and performance of this Agreement and their amendment and revision (including reasonable attorneys fees), and all the reasonable expenses of the Agent incurred to ensure and enforce rights under this Agreement or in performing obligations (including reasonable attorneys fees), shall all be borne by the Borrower, as long as it is documented and not in violation of Laws and Ordinances, and in the case where the Agent bears any such on behalf of the Borrower, the Borrower shall promptly pay such amount upon demand of the Agent in accordance with the provisions of this Agreement.

(ii)	Revenue stamp tax and other similar Taxes and Public Charges arising in connection with the preparation, amendment, implementation, etc., of this Agreement and documents relating hereto shall all be borne by the Borrower, and in the case where the Lenders or the Agent bear any such on behalf of the Borrower, the Borrower shall promptly pay such amount upon demand of the Agent in accordance with the provisions of this Agreement.

(iii)	Notwithstanding the preceding two Items, all expenses arising from the performance by a Non-Bank Lender of its duties under the Money Lending Business Act (including, but not limited to, the duties as set out in the preceding section) shall be borne by such Non-Bank Lender as long as not in violation of Laws and Ordinances, etc., and in the case where the Borrower, a Lender other than such Non-Bank Lender or the Agent bears any such expenses on behalf of such Non-Bank Lender, such Non-Bank Lender shall immediately pay such amount in accordance with the provisions of this Agreement upon request by the Agent.

(iv)	Any Lender that does not have its head office in Japan shall, promptly after the date of execution of this Agreement, obtain the certificate of exemption from withholding tax for a foreign entity or non-resident from the competent tax authority, and submit a copy of such certificate to the Borrower through the Agent. Any Lender for which the expiration date of such certificate of tax exemption will fall during the period from the date of execution of this Agreement to the date of the receipt of payment in regard to all Outstanding Individual Loan Amount shall in the same way submit a valid certificate of exemption promptly after the expiration of such period. In the event that the Agent incurs Damages, Etc., as a result of a certain Lender not fulfilling the obligations under this Item, such Lender shall bear such Damages, Etc..

(v)	The provisions of the immediately preceding Item shall apply to any Position Assignee and assignee in the case of an assignment of a position or loan claims under this Agreement.

(4)	Amendments

This Agreement may be amended with the written consent of the Agent, the Borrower and Majority Lenders; provided, however, that any amendment to the following matters that has material effect on the rights and obligations of the Lenders shall require the written consent of the Agent, the Borrower and all Lenders:

(i)	change of the Borrower or the Guarantor;

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

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(ii)	change or waiver of any condition precedent set forth in Article 2-2;

(iii)	addition and increase of the obligations of the Lenders;

(iv)	reduction, waiver or exemption of with respect to the principal, interest or any obligations of the Borrower under this Agreement, amendment of the provision of the Base Rate, or extension of any due date;

(v)	change of the number of Participation Ratio to determine the Majority Lenders provided in Article 1-1;

(vi)	amendment to the Events of Default set forth in Article 5-1;

(vii)	amendment to the Prepayment set forth in Article 7-1;

(viii)	amendment to the Distribution to the Lenders set forth in Article 8-2;

(ix)	amendment to the Adjustments among the Lenders set forth in Article 8-8;

(x)	amendment to this Paragraph;

(xi)	exemption, cancellation or waiver of the obligations relating to the Guarantee; and

(xii)	amendment to any other matter which requires the agreement of all Lenders as separately set forth in this Agreement.

(5)	Burden of Risk, Exemptions, and Compensation and Indemnity

(i)	If any documents furnished by the Borrower to the Agent or a Lender are lost, destroyed or damaged by an accident, natural disaster, or other unavoidable cause, the Borrower shall provide replacement copies of such documents. If such replacement documents are not available then the Borrower shall, upon consultation with the Agent, perform its obligations under this Agreement based on the books, vouchers, and other records of the Agent or the relevant Lender. The Borrower shall, upon request of the Agent or a Lender through the Agent, forthwith prepare substitute documents and furnish them to the Agent or the relevant Lender through the Agent.

(ii)	If a Lender or the Agent performs a transaction after comparing, with due care, the seal of the representative and the agent of the Borrower used for the transaction in relation to this Agreement with the seal reported by the Borrower in advance, and finding no discrepancy, the Borrower shall bear any Damages, Etc., if any, arising as a result of any forgery, alteration, theft, or other accident to such seal.

(iii)	The Borrower shall bear any Damages, Etc. arising with respect to a Lender or the Agent as a result of a breach of this Agreement by the Borrower.

(6)	Severability

Even if any part of the provisions of this Agreement becomes null, illegal, or unenforceable, the validity, legality and enforceability of all other provisions shall in no way be prejudiced or affected.

(7)	Calculations

Unless otherwise expressly provided, in any calculation under this Agreement, the actual number of days of a period shall be counted inclusive of the first and the last day of the period, the calculation shall be made on a per day basis, the division shall be done at the end of the calculation, and fractions less than one Yen (¥1) shall be rounded down.

(8)	Preparation of Notarial Deed

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

Translation For Reference Only

The Borrower shall, at any time upon the reasonable request of the Agent or Majority Lenders, take the necessary procedures to entrust a notary public to execute a notarial deed acknowledging the obligations under this Agreement and agreeing to compulsory execution with regard thereto.

(9)	Continuation of Rights

Non-exercise of all or any rights under this Agreement by the Agent or any Lender or a delay in the time of such exercise by the Agent or any Lender, shall, in no event, be interpreted as an abandonment of such right by the Agent or any Lender or a waiver or reduction of the obligations by the Agent or any Lender, and shall not have any effect on the rights or obligations of the Agent or any Lender.

(10)	Non-applicability of Agreement on Banking Transactions, Etc.

The agreement on banking transactions (ginko-torihiki-yakujo-sho) or other similar agreement (if any) separately submitted to a Lender by the Borrower or entered into between the Borrower and a Lender shall not apply to this Agreement and the transactions contemplated in this Agreement.

(11)	Governing Law and Jurisdiction

This Agreement shall be governed by the laws of Japan, and the Tokyo District Court shall have agreed non-exclusive jurisdiction over any disputes arising in connection with this Agreement.

(12)	Language

This Agreement shall be prepared in the Japanese language and the Japanese language version shall be the original.

(13)	Matters for Discussion

Any matters not provided for in this Agreement, or in the case of any doubt among the parties with respect to the interpretation of this Agreement, the Borrower and the Lenders shall consult through the Agent and shall determine the response therefor.

[Remainder of the page left intentionally blank]

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

Translation For Reference Only

In witness of the above, this Agreement has been prepared in one (1) original, and upon affixing names and seals of the representatives or agents of the Borrower, the Lenders and the Agent, the Agent shall keep it for itself, the Lenders and the Borrower.

July 13, 2018

[revenue stamp/ six hundred thousand Yen (¥600,000)]

Borrower:	J-Devices Corporation.

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

Translation For Reference Only

Agent:	Sumitomo Mitsui Banking Corporation

Lender:	Sumitomo Mitsui Banking Corporation

Lender:	Development Bank of Japan Inc.

Lender:	Sumitomo Mitsui Trust Bank, Limited

Lender:	The Oita Bank, Ltd.

Lender:	The Bank of Fukuoka, Ltd.

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

Translation For Reference Only

4.	Methods of Notice

(1)	Notices under this Agreement shall all be in writing, shall each clearly state that it is being made under this Agreement, and shall be made by one of the methods (i) through (iii) set out below to the reported address under this Agreement for the intended recipient. Each party to this Agreement shall be able to change its address by a notice of change of address to the Agent.

(i)	direct hand delivery

(ii)	registered mail or courier service

(iii)	fax transmission (provided that, in the case of the method in item (iii), for the notices listed below, the original shall be sent afterwards to the counterparty by either of the methods (i) or (ii))

(a)	Receipt

(b)	Notice to be given by the Borrower to the Agent in regard to receipt of service of an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae), or attachment (sashiosae) of a loan claim

(c)	Report of seal or signature on the stipulated form of the Agent and report of change of the items reported to the Agent.

(d)	Any other notice for which the recipient requests the original on a reasonable ground

(2)	A notice under the preceding item shall be effective, in the case of fax, upon confirmation of receipt, and for other methods, at the time of actual receipt.

5.	Change to Reported Matters

(1)	In the case of a change in the trade name, representative, agent, signature, seal, location, or other matter reported to the Agent, of a Lender and the Borrower, written notice shall be promptly given to the Agent.

(2)	In the case where a notice under this Agreement is delayed or does not arrive as a result of a failure to report under the preceding item, it shall be deemed to have arrived at the time it could be expected to have arrived.

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

Translation For Reference Only

Schedule 2

PRINCIPAL/INTEREST PAYMENT CHART

Number	Principal Payment Date/ Interest Payment Date	Principal Payment Ratio (*)
The first (1st)	October 18, 2018	1/20
The second (2nd)	January 18, 2019	1/20
The third (3rd)	April 18, 2019	1/20
The fourth (4th)	July 18, 2019	1/20
The fifth (5th)	October 18, 2019	1/20
The sixth (6th)	January 18, 2020	1/20
The seventh (7th)	April 18, 2020	1/20
The eighth (8th)	July 18, 2020	1/20
The ninth (9th)	October 18, 2020	1/20
The tenth (10th)	January 18, 2021	1/20
The eleventh (11th)	April 18, 2021	1/20
The twelfth (12th)	July 18, 2021	1/20
The thirteenth (13th)	October 18, 2021	1/20
The fourteenth (14th)	January 18, 2022	1/20
The fifteenth (15th)	April 18, 2022	1/20
The sixteenth (16th)	July 18, 2022	1/20
The seventeenth (17th)	October 18, 2022	1/20
The eighteenth (18th)	January 18, 2023	1/20
The nineteenth (19th)	April 18, 2023	1/20
The twentieth (20th)	July 18, 2023 (Maturity Date)	1/20

*	Ratio of the amounts to be paid by the Borrower to the Lenders on each Principal Payment Date (“Principal Payment Amount”) to the Aggregate of Individual Loan Drawdown Amount.

Distributions with respect to principal to each Lender on each Principal Payment Date shall be made in the following way.

Principal Payment Date	Lenders other than Sumitomo Mitsui Banking Corporation	Sumitomo Mitsui Banking Corporation
Each Principal Payment Date other than Maturity Date	Principal Payment Amount multiplied by Participation Ratio of each Lender (Amounts less than one Yen shall be rounded down)	Principal Payment Amount minus aggregate amount of the distributions to other Lenders

Maturity Date	Principal amount of Outstanding Individual Loan Amount for each Lender

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

Translation For Reference Only

Schedule 3

FORM OF GUARANTEE

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

Translation For Reference Only

Schedule 4 FORM OF CERTIFICATE 2018 Date:     , 2018 To: Sumitomo Mitsui Banking Corporation, Inter-Market Settlement Dept. 100-0005 1 2 1-2, Marunouchi 1-chome, Chiyoda-ku, Tokyo, 100-0005 Japan 2018 7 13 Re: SYNDICATED LOAN AGREEMENT dated as of July 13, 2018 I, [ Title ] of J-DEVICES CORPORATION (the “Borrower”), hereby certify that any and all necessary procedures have been duly taken in accordance with all applicable laws and regulations, the articles of incorporation and other internal regulations of the Borrower in connection with the execution of the Syndicated Loan Agreement dated as of July 13, 2018 (the “Agreement”) and the borrowing under the Agreement and that [Name of the signer of the Agreement] who signs the Agreement is duly authorized to sign on behalf the Borrower. J-DEVICES CORPORATION

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

Translation For Reference Only

Schedule 5

EXCLUSION OF ANTISOCIAL FORCES

(1)	A Member of An Organized Crime Group, etc.

(a)	an organized crime group (which shall hereafter mean any group for which it is feared that the members (including the members of a group constituting such crime group) collectively and/or habitually encourage collective or regular illegal acts);

(b)	a member of an organized crime group;

(c)	a person or a group who has been a member of an organized crime group within the past five (5) years;

(d)	a sub-member of an organized crime group (which shall hereafter mean a person related to but not a member of an organized crime group and who threatens to engage in violent illegal acts with the backing of the organized crime group’s forces, or to cooperate with or engage in the maintenance or operation of the organized crime group by way of providing funds and weapon etc. to the organized crime group or its members);

(e)	a related or associated company of an organized crime group (which shall hereafter mean an enterprise in relation to which a member of an organized crime group is substantially participating in its management, or which a sub-member of an organized crime group or a former member of an organized crime group manages, and which actively cooperates or participates in the maintenance or operation of an organized crime group by way of providing funds to organized crime groups, or which cooperates in the maintenance or operation of an organized crime group by actively utilizing the organized crime group in the operation etc. of its business);

(f)	a corporate racketeer etc. (which shall hereafter mean a corporate racketeer or corporate blackmailer etc. who threatens to engage in violent illegal acts in order to demand illegal profits from corporations etc. and thus threaten the safety of the citizen’s daily life);

(g)	a blackmailer advocating a social cause (which shall hereafter mean a person who threatens to engage in violent illegal acts, etc. in order to demand illegal profit by disguising or professing oneself to be a social or political activist and thus threatens the safety of the citizen’s daily life);

(h)	a special intelligence organized crime group (which shall hereafter mean a group or an individual which is not any of (a) to (g) above, but who is the core of a structural unfairness by using influence backed by relationship with organized crime groups or maintaining financial relations with organized crime groups); or

(i)	a person similar to any of the foregoing (a) through (h).

(collectively,	a “Member of An Organized Crime Group, Etc.”)

(2)	relationship between a Member of An Organized Crime Group, Etc.

(a)	management is controlled by a Member of An Organized Crime Group, Etc.;

(b)	any Member of An Organized Crime Group, Etc. is substantially involved in the management;

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

Translation For Reference Only

(c)	unduly inappropriately uses any Member of An Organized Crime Group, Etc. for the purpose of unfair benefit for itself, its own company or any third party or for the purpose of inflicting damage to any third party;

(d)	involved in any Member of An Organized Crime Group, etc. in such way as to provide funds to or extend facilities for such Member of An Organized Crime Group, Etc.; and

(e)	any officer or any member substantially involved in its management has any socially repugnant relationship with any Member of An Organized Crime Group, Etc.

(3)	an illegal or an unjustifiable act

(a)	an act of violent demand;

(b)	an act of making an unjustifiable demand and conduct having no legal cause;

(c)	threatening or committing violent behaviour relating to its business transactions;

(d)	an action to defame the reputation or interfere with the business of any Lender or Agent by spreading rumor, using fraudulent means or resorting to force; or

(e)	other actions similar to any of the foregoing (a) to (d).

J-Devices Corporation Syndicated Loan Agreement dated as of July 13, 2018

Translation For Reference Only